Exhibit 5

April 4, 2005

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re:	HSBC USA Inc. Registration Statement on Form S-3 (No. 333-42421), for up to $1,125,000,000 of Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Preferred Stock and Guarantees of Trust Preferred Securities, or any combination of the foregoing.

Ladies	and Gentlemen:

As Senior Executive Vice President, General Counsel & Secretary of HSBC USA Inc., a Maryland corporation (“HSBC”), I am generally familiar with (i) the proceedings in connection with HSBC’s Registration Statement on Form S-3, No. 333-42421 (the “Registration Statement”), in which up to $1,125,000,000 aggregate principal amount of Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Preferred Stock and Guarantees of Trust Preferred Securities, or any combination of the foregoing, of HSBC were registered, and (ii) the offering and sale of up to 20,700,000 shares of Floating Rate Non-Cumulative Preferred Stock, Series F, without par value ($25 stated value per share) (the “Preferred Shares”) under the Registration Statement, as described in HSBC’s Prospectus Supplement dated March 30, 2005 to the Prospectus dated April 24, 2002. The Preferred Shares are being issued pursuant to Articles Supplementary to HSBC’s Articles of Incorporation, dated March 30, 2005 (the “Articles Supplementary”).

I have examined, or caused to be examined, the Articles Supplementary, the Underwriting Agreement, dated as of March 30, 2005, by and among HSBC and HSBC Securities (USA) Inc., as Representative of the several underwriters named therein, and such other documents and records pertaining to HSBC and the Preferred Shares as I have considered necessary or appropriate as a basis for the opinions set forth herein. Based upon my review of the records and documents of HSBC, I am of the opinion that:

1.	HSBC is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

2.	Assuming the due authorization, execution and delivery of the Underwriting Agreement by the Underwriters, and the delivery of the Underwriting

April 1, 2005

Agreement by HSBC, when the Preferred Shares are issued and delivered against payment therefor pursuant to terms and provisions of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters,” or any similar caption, in any preliminary prospectus, prospectus or prospectus supplement forming a part of the Registration Statement. In giving said consent, I do not admit that I am in the category of persons where consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ JANET L. BURAK
Janet L. Burak